Exhibit 10.11

CFO SERVICES AGREEMENT

This agreement (the "Agreement") is entered into as of this 1 day of November, 2016 (the "Effective Date") between Cannabics Pharmaceuticals Inc. of #3 Bethesda Metro Center, Suite 700 Bethesda MD United States 20814 (the "Company") and Mr. Uri Ben-Or and CFO Direct Ltd, jointly and severely, of 16 Hatidhar St., P.O. Box 4131, Ra'anana 43652, Israel ( the "Contractor").

Whereas	the Company is a public company whose securities are trading on the Over-the- counter Exchange (the "OTC"); and

Whereas	the Company wishes to retain services from the Contractor and the Contractor wishes to render such services to the Company; and

Whereas	the Contractor represents that he has the required knowledge, ability, talent and experience to provide services to the Company, all as detailed and pursuant to the terms set forth herein.

Now, therefore, the parties have agreed as follows:

1.             Services. The Contractor will provide the Company with CFO services as customary to be provided by an office holder holding such position in a publicly traded company, including financial services, as an independent contractor, which, without limitation, will include the following services (the "Services"):

1.1.	Acting as the Company CFO

1.2.	Preparing all financial and other periodic reports the Company is required to file under applicable law, including in cooperation with the Company's external accountants as necessary;

1.3.	Filing all reports the Company is required to file with the public under applicable law;

1.4.	Preparing board of directors reports and other reports as may be required under applicable law from companies listed on the OTC and execute such reports in its capacity as the Company's CFO, as required;

1.5.	Coordinate any future shelf offering report and all related required actions.

1.6.	Managing on-going bookkeeping & salaries;

1.7.	Managing the Company's activity with banks and cash flow;

1.8.	Participating in meetings of the board of directors of the Company and its committees;

1.9.	Preparing budget control and forecasts;

The Contractor shall report directly to the Company's CEO.

The scope of the Services shall be determined by the Company CEO from time to time, according to the Company's needs.

1

Mr. Uri Ben-Or shall act as the Company's CFO and be personally responsible for the provision of the Services under this Agreement. The Company may appoint Mr. Uri Ben-Or as one of its authorized electronic signatories in order to file all filings required to be filed on Magna as part of the Services and Mr. Ben-Or agrees to such appointment.

The Contractor shall immediately notify the Company's CEO regarding any matter it has and/or may have a personal interest in which may affect the rendering of the Services.

The Contractor shall perform the Services diligently and promptly for the sole benefit of the Company. The Contractor shall competently perform all assigned duties, carry out the policies, directives and decisions of the CEO of the Company; not withhold information from the Company and refrain from any conduct which is illegal, dishonest, fraudulent or detrimental to the Company's business.

2.            Term. This Agreement shall commence on the date hereof and shall remain in effect for one (1) year, unless extended in writing by mutual agreement of the parties for additional periods (the "Term"). The parties may terminate this Agreement, for any cause, with a sixty (60) days prior written notice (the "Notice Period").

During the Notice Period the Contractor shall continue providing the Services and be entitled to the Monthly Fees. Nevertheless, the Company may, under its sole discretion, waive retaining the Services during the Notice Period, in whole or in part, subject to paying the Contractor the Monthly Fees it would have been entitled to, had it continued providing the Services until the end of the Notice Period.

Notwithstanding the above, the Company may terminate this Agreement with immediate effect, without providing any notice or paying Monthly Fees upon the occurrence of any of the following: (a) The Contractor has breached any of its confidentiality obligations towards the Company, (b) the prosecution of the Contractor for any felony whatsoever, (c) a violation by the Contractor of its fiduciary duties towards the Company, and (d) a material breach by the Contractor of this Agreement.

Upon any the termination of this Agreement, Contractor shall immediately provide to Company all written, electronic and other records of Company in its possession, in a form reasonably requested by Company. During any notice period, Contractor shall provide all necessary consultations, hand-off and instructions services to any replacement of Contractor hired by Company.

3.	Consideration.

a.              In consideration for the Services rendered by Contractor, the Company shall pay the Contractor a monthly service fee in the amount of NIS 15,000 (Fifteen Thousand New Israeli Shekels) plus VAT (the "Service Fee").

b.              In addition, the Contractor shall be entitled to receive a one-time bonus of 1% (One Percent), from a private or public offering he will be leading.

c.              For the avoidance of doubt, it is clarified that the Contractor shall be solely responsible and shall make all compulsory payments in connection with the Services provided hereunder. Said payments shall include, without limitation, income tax, National Insurance, and any and all other payments to any governmental or other relevant authority in connection with the Services.

4.             Confidentiality & Non-Competition. A confidentiality and non-competition agreement between the parties is attached as Annex A hereto and forms an integral part of this Agreement.

5.            Intellectual Property. The right and title to and in any and all intellectual property, inventions, scientific information, know-how, technologies and innovations that the Company developed or discovered prior to the Effective Date and which it shall develop in the future, including without limitation the Company's Know-how or any intellectual property which may be developed by the Contractor in the scope of the Services, are and shall solely remain vested in the sole ownership of the Company and the Contractor shall not be entitled to any such rights.

6.            No Breach. The Contractor represents and warrants that he had obtained all the required approvals, to the extent such are required, in order to be able to duly enter into this Agreement and perform its undertaking hereunder and that neither the execution and delivery of this Agreement, nor the compliance by the Contractor with the terms and provisions hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of any agreement, or commitment to which the Contractor is a party or to which he is subject, or applicable law.

2

7.            Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Israel and the competent courts in Tel-Aviv shall have exclusive jurisdiction in all matters pertaining or relating thereto.

8.            Independent Contractor. The parties agree that Contractor shall act as an independent contractor in the performance of the Services and that nothing contained herein shall create or be construed to create an employer-employee relationship between the parties and Contractor shall not be entitled to any Company employment rights or benefits.

All taxes, fees and other liabilities, as may apply from time to time in relation to the Services, including but not limited to income tax, health insurance payment, social security payments, severance, and any other social benefit shall be solely and exclusively borne by Contractor, and it shall be solely liable for all such taxes, fees and other liabilities. Contractor shall maintain all necessary insurance policies, taking into consideration the nature of the Services. Contractor confirms that it is registered as an independent contractor with the Income Tax, VAT and National Insurance authorities and that Contractor complies with all laws and regulatory requirements for which it is liable in its capacity as an independent contractor. Contractor shall be responsible for all costs and expenses incident to performing the Services, including all payments, per diem, food, travel and other expenses. It is hereby agreed that the Contractor shall be responsible for filing any reports or making any payments required to be made to any government authority, including all taxes and/or national insurance payable with respect to the Services and any other obligatory payment, now or hereafter imposed with respect to the Services provided hereunder and with respect to any consideration paid hereunder (with the exception of income taxes or other taxes imposed on the Company) and such reporting or payments shall be the sole responsibility of Contractor and, if paid or required to be paid by the Company, the amount paid shall be deducted from the amounts payable to the Contractor hereunder. Upon the first request of the Company, Contractor shall make available to the Company any documents evidencing the reports filed and/or payment of all taxes and/or other payments required to be made in connection with the Services.

Contractor acknowledges that the compensation paid to the Contractor as set forth in this Agreement is higher than the compensation that would have been paid to Contractor if Contractor were employed as an employee of the Company, and that the compensation paid to Contractor includes all benefits and social terms to which the Contractor is entitled to as an independent contractor

Without derogating from the above, in the event that, notwithstanding the parties' representations and undertakings hereunder, the Contractor, or anyone on its behalf, shall claim, or a court of competent jurisdiction shall determine, the existence of employer-employee relationship between the Contractor and the Company, then the following provisions shall apply: (i) the Contractor's monthly salary for such claimed or determined period of employer-employee relationship shall be equal to 60% (sixty percent) of the sum of the Monthly Fees and expenses reimbursement due to the Contractor as consideration for the Services hereunder (for the purposes of this Section 8, the "Monthly Salary"); (ii) the Monthly Salary shall be deemed to constitute all of the Company's liabilities and obligations towards the Contractor, of any source or origin, with respect to and in connection with said employer-employee relationship, except for such rights with respect to which global compensation may not be determined pursuant to applicable law, (iii) Contractor will immediately pay the Company all amounts paid to it beyond the sums calculated as stated in paragraph (i) above, and (iv) Contractor shall be liable to fully indemnify the Company for any damages, liabilities, or other costs and expenses incurred in connection with any such determination.

The Company shall be entitled to set-off any amount due to it pursuant to this Section 8 from any amount due to Contractor pursuant to this Agreement.

9.            Non-Assignment. This Agreement is for the services of the Contractor and none of the services to be provided by Contractor hereunder may be delegated, assigned or subcontracted to others without the prior written consent of the Company. The Contractor shall not be entitled to bind the Company for any purposes unless specifically authorized by the Company in writing.

10.          Entire Agreement/Modification. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and understandings, hereto, whether oral or written, express or implied, with respect to the subject matter contained in this Agreement. Except as otherwise set forth above, this Agreement may not be altered, amended, or modified except by a written instrument signed by the duly authorized representatives of both parties.

11.          Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Contractor and the Company. No waiver by either party hereto at any time to act with respect to any breach or default by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

3

12.          Notices. All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given upon personal delivery or five (5) days after the date of mailing if mailed by registered mail to the addresses set forth above.

13.          PI. The contractor should present proof of insurance policy for professional responsibility.

14.          It is agreed between the parties that the Contractor's liability towards the Company shall be that of an office holder under the Companies Law-1999 and any other applicable law. Accordingly, the Company shall insure Mr. Uri Ben-Or in the insurance policy that covers its directors and office holders.

15.          The company undertakes that during the period of the engagement and during the subsequent 12 months, it shall not engage, in any manner whatsoever, either directly or indirectly, for any purpose whatsoever, any of the employees of the contractor, without obtaining the advance consent in writing of the contractor.

16.          The Contractor hereby declares that as of the date hereof it does not hold any securities of the Company, and undertakes to notify the Company immediately upon the execution of any transaction whose underlying asset is any of the Company's securities.

4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Cannabics Pharmaceuticals Inc.	CFO Direct Ltd.

/s/ Itamar Borochov
/s/ Ori Ben-or
By: Itamar Borochov	By: Uri Ben-Or
CEO	CEO

5

ANNEX A TO SERVICES AGREEMENT CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

6